Exhibit 10.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
JANUARY 1, 2005
(amended and restated as of December 31, 2010)
This Executive Employment Agreement (“Agreement”), originally dated January 1, 2005, and amended and restated as of December 31, 2010 (the “Effective Date”), is between Superior Industries International, Inc. (“Company”) and Steven J. Borick (“Employee”).
RECITALS
Company is formed to engage primarily in the automobile parts manufacturing business. Employee has experience in this business and possesses valuable skills and experience that will be used in advancing Company's interests. Employee is willing to be engaged by Company and Company is willing to engage Employee in the capacity of President and Chief Executive Officer of Company (“President and CEO”), upon the terms and conditions set forth in this Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in this agreement.
AGREEMENT
Employee and Company, intending to be legally bound, agree as follows:
1    SERVICES

1.1    General Services. Reports to Board of Directors
1.1.1    Company shall engage Employee as its President and CEO, reporting to the Board of Directors. As of the Effective Date, Employee shall perform the duties customarily performed by one holding such position in a similar business as that engaged in by Company, as determined by the Board in its sole and absolute discretion, and shall serve as a member of the Board so long as he is elected to the Board by Company's shareholders. Employee's duties may change from time to time on reasonable notice, based on the needs of Company and Employee's skills as determined by Company. (The duties to be performed by Employee to Company and its affiliates shall hereinafter be referred to as the “Services”).
1.1.2    Employee shall devote his entire working time, attention, and energies to the business of Company, and shall not, during the Term (as defined below), be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board. The foregoing is not intended to restrict Employee's ability to enter into passive investments that do not compete in any way with Company's business.
1.2    Location. Employee shall be based at Company's corporate headquarters. Employee shall undertake such travel as is necessary or advisable for the effective performance of the duties of the position. Employee's office initially will be based in Los Angeles County, California or such other location as Company may designate.

1.3    Best Abilities. Employee shall serve Company faithfully and to the best of his ability and shall use his best abilities to perform the Services. Employee shall act at all times according to what is reasonably believed to be in the best interests of Company.

1.4    Company Authority. As an officer of Company, Employee shall, with the assistance of consultants, professionals, and other employees of Company, comply with all laws, rules and regulations applicable to Employee as a result of this Agreement (the “Laws”). In complying with the Laws, Employee may after reasonable investigation and in good faith rely upon advice given to Employee or to the Board by Company's legal counsel and other consultants or employees Company engages in connection with compliance with the Laws; provided, however, that Employee may rely only upon advice that is within the scope of the profession or expertise of the person providing such advice. Prior to the execution of this Agreement, Employee has received and reviewed Company's Policies and Procedures and Company's Employee Handbook. Employee shall comply with Company's Policies and Procedures (as they may be amended from time to time), as well as practices now in effect or as later amended or adopted by Company, as required of similarly situated employees at Company.

2    TERM

2.1    The term (the “Term”) of this Agreement shall be effective as of the Effective Date and shall govern Employee's employment from and after such date through and including December 31, 2015. This Agreement shall automatically renew for additional one (1) year periods thereafter unless either party provides written notice at least six (6) months in advance of terminating the Agreement, or until as provided in Section 4 of this Agreement.

3    COMPENSATION AND BENEFITS

3.1    Compensation. Employee's total compensation consists of base salary, variable compensation (as further identified in this Agreement) and other benefits generally provided to similarly situated employees of Company. Any compensation paid to Employee shall be pursuant to Company's policies and practices for exempt employees and shall be subject to all applicable laws and requirements regarding the withholding of federal, state and/or local taxes. Compensation provided in this Agreement is full payment for the Services and Employee shall receive no additional compensation for extraordinary services unless otherwise authorized in writing by the Board.
3.1.1    Base Compensation. During the Term, Company agrees to pay Employee an annual base salary of $850,000.00, less applicable withholdings, payable in equal installments no less frequently than semi-monthly. In no event shall Employee's base compensation be less than $850,000.00 per year. Commencing on March 31, 2012 and on each anniversary thereafter, the Board may, at its sole discretion, adjust the base compensation to take into account Employee's performance and the performance of Company in general; however, the Board shall have no obligation to do so.
3.1.2    Variable Compensation. Employee shall be eligible for annual variable compensation, subject to applicable withholdings and subject to approval by the Board and Company's Compensation Committee, and shall be set forth in a separate agreement.
3.1.3    Equity Compensation. Employee shall be eligible for equity compensation subject to the terms of the Superior Industries International, Inc. 2008 Equity Incentive Plan, or any successor plan approved by Company's shareholders (the “Equity Incentive Plan”). For each year of this Agreement commencing March 1, 2011, Employee shall receive an annual stock option grant under the Equity Incentive Plan of 120,000 shares per year. Such stock options will be subject to all of the relevant terms and conditions of the Equity Incentive Plan, and will be subject to Employee's continued employment in the capacity of President and CEO of Company. Notwithstanding anything herein to the contrary, if the Compensation Committee approves a long-term incentive plan that includes Employee, this Section 3.1.3, except for the first sentence, shall become null and void and shall have no further effect.

3.2    Business Expenses. Company shall reimburse Employee for business expenses reasonably incurred in performing the Services.

3.3    Additional Benefits. Company shall provide Employee those additional benefits normally granted by Company to similarly situated employees subject to eligibility requirements applicable to each benefit. Company has no obligation to provide any other benefits unless provided for in this Agreement. As of the Effective Date, Company intends to provide major medical and dental benefits, holidays, and a 401(k) Plan. To the extent that Company offers life or disability insurance to other executive officers of Company and to the extent Employee is otherwise eligible for coverage there under without a material adverse impact on the ability of Company to offer such benefits generally, Company shall make those same benefits available to Employee. Company reserves the right to modify, suspend, or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

3.4    Use of Automobile. Company shall provide Employee with a reasonable car allowance on a monthly basis intended to cover all operating expenses of the automobile and adequate automobile insurance with reasonable policy limits.

3.5    Paid Time Off. Employee shall be entitled to six (6) weeks of paid time off per calendar year. The accrual and use of such paid time off shall be governed by Company's vacation policy.

4    TERMINATION

4.1    Circumstances of Termination. This Agreement and the relationship between Company and Employee may be terminated prior to the expiration of the Term only as follows:
4.1.1    Death. This Agreement shall terminate upon Employee's death, effective as of the date of Employee's death.
4.1.2    Disability. Company may, at its sole discretion, either suspend compensation payments due under Section 4.1 or terminate this Agreement due to Employee's Disability. For purposes of this Agreement,

“Disability” shall mean circumstances in which Employee is incapable of performing the Services, after Company has made or attempted to provide reasonable accommodations to Employee as required by applicable law, because of accident, injury, or physical or mental illness for sixty (60) consecutive days, or is unable or shall have failed to perform the Services for a total period of ninety (90) days, regardless of whether such days are consecutive. If Company suspends compensation payments because of Employee's Disability; Company shall resume compensation payments when Employee resumes performance of the Services. If Company elects to terminate this Agreement due to Employee's Disability; it will give Employee not more than thirty (30) days advance written notice.
4.1.3    Discontinuance of Business. If Company discontinues operating its business in any substantial respect, then this Agreement shall terminate as of the last day of the month on which Company ceases such operations with the same effect as if that last date were originally established as the termination date of this Agreement.
4.1.4    For Cause. Company may terminate this Agreement, without advance notice, for Cause, as determined at the sole discretion of the Board of Directors. For the purpose of this Agreement, “Cause” shall mean, as determined by Company in its sole discretion: any failure by Employee to comply in any material respect with this Agreement or any agreement incorporated herein; personal or professional misconduct by Employee (including, but not limited to, criminal activity or gross or willful neglect of duty); breach of Employee's fiduciary duty to Company and/or any subsidiaries, affiliates or successors of Company; conduct that threatens public health or safety, threatens Company's ability to manufacture automobile parts, or threatens to do immediate or substantial harm to Company's business or reputation; or any other misconduct, deficiency, failure of performance, breach or default. To the extent that a breach pursuant to this Section 4.1.4 is, in Company's sole discretion, reasonably capable of being cured by Employee without harm to Company or its reputation, Company shall, instead of immediately terminating Employee pursuant to this Agreement, provide Employee with notice of such breach, specifying the actions required to cure such breach, and Employee shall have thirty (30) days to cure such breach by performing the actions so specified. If Employee fails to cure such breach to Company's satisfaction within the thirty (30) day period, Company may terminate this Agreement without further notice. Company's exercise of its right to terminate under this Section shall be without prejudice to any other remedy to which Company may be entitled at law, in equity, or under this Agreement.
4.1.5    Without Cause. This Agreement may be terminated without Cause at any time by Company upon thirty (30) days advanced written notice to Employee.
4.1.6    Voluntary Termination. This Agreement may be terminated for any reason at any time by Employee upon thirty (30) days advanced written notice to Company.
4.1.7    Change in Control. For purposes of this Agreement, a “Change in Control” of Company shall be deemed to have occurred if:
4.1.7.1    Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company's then outstanding voting securities;
4.1.7.2    Consummation of a sale or disposition by Company of all or substantially all of Company's assets;
4.1.7.3    Consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
4.1.7.4    The stockholders of Company approve a plan of complete liquidation of Company.
4.1.8    Good Reason. Employee's employment may be terminated by Employee for Good Reason within a period of one (1) year after a Change in Control. “Good Reason” shall mean any of the following, without Employee's express consent:
4.1.8.1    a material diminution in Employee's duties, authority or responsibilities, relative to Employee's duties, authority or responsibilities as in effect immediately prior to the Change in Control;
4.1.8.2    a material reduction in Employee's base salary and/or target annual incentive compensation opportunity as in effect immediately prior to the Change in Control;
4.1.8.3    the relocation of Employee to a facility or a location more than 50 miles from Employee's work location as in effect immediately prior to the Change in Control;
4.1.8.4    a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board;
4.1.8.5    any other action or inaction that constitutes a material breach by Company of this Agreement, including, without limitation, the failure of Company to obtain the assumption of this Agreement by a successor as required by Section 8.1 hereof.
A termination by Employee shall not constitute termination for Good Reason unless Employee shall first have delivered to Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Employee. Good Reason shall not include Employee's death or Disability. The parties intend, believe and take the position that a resignation by Employee for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg §1.409A-1(n)(2).
4.2    Employee's Rights Upon Termination.
4.2.1    Expiration of Term. Upon termination of this Agreement by expiration of the Term set forth in Section 2 above, Company shall have no further obligation to Employee under this Agreement or otherwise, except to pay to Employee the following amounts, if any, owed to Employee prior to the expiration of the Term: (a) any accrued and unpaid base compensation (including accrued vacation) and variable compensation (less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Employee in a lump sum in cash within 30 days after the date of termination.
4.2.2    Death or Disability. Upon termination of this Agreement because of death or Disability of Employee pursuant to Sections 4.1.1 or 4.1.2 above, Company shall have no further obligation to Employee under this Agreement or otherwise, except to pay to Employee's estate or designated beneficiary the following amounts, if any, owed to Employee prior to the date of Employee's death or termination due to Disability: (a) any accrued and unpaid base compensation and variable compensation pro rated to the date of termination (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Employee or Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination.
4.2.3    Discontinuance of Business. Upon termination of this Agreement because of discontinuation of Company's business pursuant to Section 4.1.3, Company shall have no further obligation to Employee under this Agreement or otherwise, except to pay to Employee the following amounts, if any, owed to Employee prior to the date of termination of this Agreement: (a) any unpaid base compensation (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Employee in a lump sum in cash within 30 days after the date of termination.
4.2.4    Termination for Cause. Upon termination of Employee's employment for Cause pursuant to Section 4.1.4, Company shall have no further obligation to Employee under this Agreement or otherwise except to pay to Employee the following amounts, if any, owed to Employee prior to the date of termination of this Agreement: (a) any unpaid base compensation (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Employee in a lump sum in cash within 30 days after the date of termination.
4.2.5    Termination without Cause other than one year after a Change in Control. Upon termination of Employee's employment by Company without Cause, prior to, or more than one year after, a Change in Control, Company shall have no further obligation to Employee under this Agreement or otherwise, except to pay to Employee:
4.2.5.1    Any accrued and unpaid base compensation (including accrued vacation, but less applicable withholdings) and reimbursement of any unpaid reimbursable expenses owed by Company to Employee through the termination date, which amounts shall be paid to Employee in a lump sum in cash within 30 days after the date of termination; and
4.2.5.2    Severance compensation totaling one (1) year's base salary, in the form of monthly payments to Employee in the amount of Employee's monthly base salary as in effect on the date of termination, payable in accordance with customary payroll practices, for twelve (12) months following such termination. Payment of severance compensation shall be subject to the provisions of Section 10 of this Agreement and shall be conditioned upon (i) Employee executing a Separation Agreement, which shall include among other things the language set forth in Exhibit A, and (ii) Employee's compliance with his obligations under Article 6; provided, however, that Company may in its sole discretion revise the language in Exhibit A at any time prior to the execution of the Separation Agreement. Severance compensation pursuant to this Section 4.2.5 shall be in lieu of any other severance benefit or other right or remedy to which Employee would otherwise be entitled under Company's policies in effect on the Effective Date or thereafter. Employee acknowledges and agrees that in the event Employee breaches any provision of Article 6 or the Separation Agreement, his right to receive severance payments under this Section 4.2.5.2 shall automatically terminate and Employee shall repay all severance payments received.
4.2.5.3    For purposes of clarification, Company's or Employee's election not to renew the employment Term shall not constitute a termination without “Cause” covered by this Section 4.2.5, but shall constitute a termination due to expiration of Term and subject to and covered by Section 4.2.1.
4.2.6    Voluntary Termination. Upon Employee's voluntary termination of his employment, Company shall have no further obligation to Employee under this Agreement or otherwise, except to pay to Employee the following amounts, if any, owed to Employee prior to the date of termination of this Agreement: (a) any unpaid base compensation (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Employee in a lump sum in cash within 30 days after the date of termination.
4.2.7    Termination after a Change in Control. If, within one (1) year after a Change in Control (i) Company shall terminate Employee's employment other than for Cause or Disability or (ii) Employee shall terminate employment for Good Reason, Company shall have no further obligation to Employee under this Agreement or otherwise except to pay to Employee:
4.2.7.1    Any accrued and unpaid base compensation (including accrued vacation, but less applicable withholdings) and reimbursement of any unpaid reimbursable expenses owed by Company to Employee through the termination date, which amounts shall be paid to Employee in a lump sum in cash within 30 days after the date of termination; and
4.2.7.2    Severance compensation totaling three (3) years' base salary, based on Employee's annual salary as in effect at the date of termination. Payment of such severance compensation shall be made in one lump sum payable within 70 days after the date of termination, or such later date as may be required by Section 10 of this Agreement, and shall be conditioned upon (i) Employee executing a Separation Agreement, which shall include among other things the language set forth in Exhibit A and (ii) Employee's compliance with his obligations under Article 6; provided, however, that Company may in its sole discretion revise the language in Exhibit A at any time prior to the execution of the Separation Agreement. Severance compensation pursuant to this Section 4.2.7 shall be in lieu of any other severance benefit or other right or remedy to which Employee would otherwise be entitled under Company's policies in effect on the Effective Date or thereafter. Employee acknowledges and agrees that in the event Employee breaches any provision of Article 6 or the Separation Agreement, his right to receive severance payments under this Section 4.2.7 shall automatically terminate and Employee shall repay all severance payments received.
4.2.8    Board Membership. Upon Employee's termination of employment for Cause, Employee shall be deemed to have resigned as a member of the Board effective as of the date of Employee's termination, without any further action by Employee or any other party. Employee shall cooperate with any reasonable documentation requested by Company to effectuate or report such resignation from the Board.
5    REPRESENTATIONS AND WARRANTIES

5.1    Representations of Employee. Employee represents and warrants that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere with or impair the performance of this Agreement by Employee. Employee shall indemnify and hold Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys' fees and court costs) resulting from or arising out of any third party claim or action based upon Employee's violation of the foregoing representation.

5.2    Representations of Company. Company represents and warrants that it has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement. All corporate and other actions required to be taken by Company to authorize the execution; delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken.

5.3    Materiality of Representations. The representations, warranties and covenants set forth in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

6    COVENANTS

6.1    Nondisclosure and Invention Assignment. Employee shall not disclose or use at any time, either during the Term or thereafter, to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) of which Employer is or becomes aware, whether or not such information is developed by Employee, except to the extent that such disclosure or use is directly related to and required by Employee's Performance of his duties under this Agreement. For purposes of this Agreement, “Confidential Information” shall include Company's products, reports, studies, services, processes, suppliers, customers, customers' account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies to the extent that such information has not been publicly disseminated by Company or otherwise made available to the public. For purposes of the foregoing, information shall not be deemed to have been “publicly disseminated” or “otherwise made available to the public” if such dissemination or availability arose as a result of a breach of this Agreement.

6.2    Covenant to Deliver Records. Upon termination of Employee's employment, Employee will deliver to Company all customer lists, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any type (including any copies thereof and regardless of the medium in which the information exists) made, used or obtained by Employee in connection with his employment by Company.

6.3    Employee Compliance with Company Policies. Employee shall be subject to the provisions of Company's policies, including Company's Employee Non-Disclosure Agreement, Employee Standards of Professional Conduct Statement and Code of Business Conduct and Ethics, all three of which are incorporated herein by this reference.

6.4    Non-Solicitation. Employee agrees that, so long as he is employed by Company and for a period of one (1) year after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with Company (b) usurp any opportunity of Company that Employee became aware of during his tenure at Company which is made available to him on the basis of the belief that Employee is still employed by Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of Company to restrict or cancel the business of any such account, customer or client with Company. (For purposes of this Agreement, an employee, consultant, or agent is defined as any person who has worked for Company within the twelve-month period immediately preceding the termination of Employee's employment.).

6.5    Non Disparagement. Employee shall not, directly or indirectly, either for the benefit of Employee or any other Person, from the Effective Date to the first anniversary of the termination of his employment, make any disparaging remarks that are reasonably likely to cause material injury to the relationship between Company or its affiliates and any existing or prospective client, lessor, lessee, contractual counterparty, vendor, supplier, customer, distributor, employee, consultant, regulator or other business associate of Company or its affiliates.

7    CERTAIN RIGHTS OF COMPANY

7.1    Announcement. Company shall have the right to make public announcements concerning the execution of this Agreement and certain terms thereof.

7.2    Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Employee, and Employee shall have no right, title or interest in and to such insurance. Employee shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

8    ASSIGNMENT

8.1    Neither party may assign or otherwise dispose of its rights or obligations under this Agreement without the prior written consent of the other party except as provided in this Section. Company may assign and transfer this Agreement, or its interest in this Agreement, to any affiliate or subsidiary of Company (providing such assignee assumes Company's obligations under this Agreement) without Employee's consent. Employee shall, if requested by Company, perform the Services, as specified in this Agreement, for the benefit of any subsidiary or other affiliate of Company. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place, and such assignment shall not require Employee's consent. Upon assignment, acquisition, merger, consolidation or reorganization, the term “Company” as used herein shall be deemed to refer to such assignee or successor entity. Employee shall not have the right to assign his interest in this Agreement, any rights under this Agreement, or any duties imposed under this Agreement, nor shall Employee or his spouse, heirs, beneficiaries, executors or administrators have the right to pledge, hypothecate or otherwise encumber Employee's right to receive compensation hereunder without the express written consent of Company.

9    RESOLUTION OF DISPUTES

9.1    Venue. In the event of any dispute arising out of or in connection with this Agreement or in any way relating to the employment of Employee that leads to the filing of a lawsuit, the parties agree that venue and jurisdiction shall be in Los Angeles County, California.

9.2    Submission to Arbitration. Company and Employee agree that any dispute with any party (including Company's affiliates, successors, predecessors, contractors, employees and agents) that may arise out of this Agreement, or Employee's engagement with Company or the termination thereof, shall be submitted for resolution by mandatory, binding arbitration in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitration requirement applies to all statutory, contractual and/or common law claims including, but not limited to, claims arising under Title VII of the Civil Rights Action of 1964; the Age Discrimination in Employment Act; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; California Labor Code sections 200, et seq., 970, and 1050, et seq.; the Fair Labor Standards Act; and the Americans with Disabilities Act. Both Company and Employee shall be precluded from bringing or raising in court or any other forum any dispute that was or could have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers' compensation benefits, claims arising under ERISA (29 U.S.C. §§ 1001, et seq.) or provisional remedies under California Code of Civil Procedure section 1281.8. This arbitration requirement does not prohibit Company from exercising its right to pursue injunctive remedies in accordance with Section 12.6.

9.3    Payment of Costs and Fees. Where required by law, Company shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding (for instance, Company will, if required, pay the arbitrator's fees to the extent it exceeds Court filing fees). Each party shall pay its own costs and attorneys' fees in the first instance. However, the arbitrator may award costs and attorneys' fees to the prevailing party to the extent permitted by law.

10    CODE SECTION 409A

10.1    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

10.2    Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or Employee's Disability or termination of employment, such amount or benefit will not be payable or distributable to Employee, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any (“Non-Exempt Deferred Compensation”) upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any (“Non-Exempt Deferred Compensation”), such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case may be, or such later date as may be required by Section 10.3 below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

10.3    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee's separation from service during a period in which he is a “specified employee” (as defined Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee's separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee's separation from service (or, if Employee dies during such period, within 30 days after Employee's death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

10.4    Treatment of Installment Payments. Each payment of termination benefits under Section 4 of this Agreement, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

10.5    Timing of Release of Claims. Whenever in this Agreement the provision of payment or benefit is conditioned on Employee's execution and non-revocation of a release of claims, such release, must be executed, and all revocation periods shall have expired, within 60 days after the date of termination of Employee's employment; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

10.6    Timing of Reimbursements and In-kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee's federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Employee's rights to payment or reimbursement of expenses pursuant to Section 3.2 or 4.2 shall expire on the earlier of one year after the termination of this Agreement or 20 years after the Effective Date. No right of Employee to reimbursement of expenses under Sections 3.2 or 4.2 or any other Section of this Agreement shall be subject to liquidation or exchange for another benefit.

10.7    Permitted Acceleration. Company shall have the sole authority to make any accelerated distribution to Employee of Non-Exempt Deferred Compensation payable hereunder, provided that such distribution(s) are permissible under and meet the requirements of Treas. Reg. Section 1.409A-3(j)(4).

11    CHANGE IN CONTROL TAX PROVISION

11.1    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to Employee, a calculation shall be made comparing (i) the net benefit to Employee of the Payment after payment of the Excise Tax, to (ii) the net benefit to Employee if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Employee, determined by the Determination Firm (as defined in Section 11.2 below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

11.2     The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 11.1 (i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to Company and Employee (the "Determination Firm") which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Employee was entitled to, but did not receive pursuant to Section 11.1, could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Employee, but no later than March 15 of year following the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

11.3    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 11 shall be of no further force or effect.

12    GENERAL PROVISIONS

12.1    Notices. Notice under this Agreement shall be sufficient only if hand delivered or if personally delivered by a major commercial paid delivery courier service or mailed by certified or registered mail (return receipt requested and postage pre-paid) to the other party at its address set forth in the signature block below or to such other address as may be designated by either party in writing.

12.2    Agreement Controls. Unless otherwise provided for in this Agreement, Company's policies, procedures and practices shall govern the relationship between Employee and Company. If, however, any of Company's policies, procedures and/or practices conflict with this Agreement (together with any amendments hereto), this Agreement (and any amendments hereto) shall control.

12.3    Amendment and Waiver. Any provision of this Agreement may be amended or modified and the observance of any provision may be waived (either retroactively or prospectively) only by written consent of the parties. Either party's failure to enforce any provision of this Agreement shall not be construed as a waiver of that party's right to enforce such provision.

12.4    Governing Law. This Agreement and the performance hereunder shall be interpreted under the substantive laws of the State of California, without giving effect to the conflict of law principles thereof.

12.5    Force Majeure. Either party shall be temporarily excused from performing under this Agreement if any force majeure or other occurrence beyond the reasonable control of either party makes such performance impossible, except a Disability as defined in this Agreement, provided that the party subject to the force majeure provides notice of such force majeure at the first reasonable opportunity. Under such circumstances, performance under this Agreement that related to the delay shall be suspended for the duration of the delay provided the delayed party shall resume performance of its obligations with due diligence once the delaying event subsides. In case of any such suspension, the parties shall use their reasonable best efforts to overcome the cause and effect of such suspension.

12.6    Remedies. Employee acknowledges that because of the nature of Company's business, and the fact that the services to be performed by Employee pursuant to this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that give them a peculiar value, a breach of this Agreement shall cause substantial injury to Company for which money damages cannot reasonably be ascertained and for which money damages would be inadequate. Employee therefore agrees that Company shall have the right to obtain injunctive relief, including the right to have the provisions of this Agreement specifically enforced by Arbitration having equity jurisdiction, in addition to any other remedies that Company may have.

12.7    Severability. If any term, provision, covenant, paragraph, or condition of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, that provision shall be limited or eliminated to the minimum extent necessary so this Agreement shall otherwise remain enforceable in full force and effect.

12.8    Construction. Headings and captions are only for convenience and shall not affect the construction or interpretation of this Agreement. Whenever the context requires, words, used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include the masculine, feminine, or neuter gender.

12.9    Counterparts. This Agreement may be signed in counterpart copies, each of which shall represent an original document, and all of which shall constitute a single document.

12.10    No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

12.11    Entire Agreement. With respect to its subject matter, namely, the engagement by Company of Employee, this Agreement and all exhibits hereto (including the documents expressly incorporated herein, such as the Code of Business Conduct and Ethics) contain the entire understanding between the parties, and supersedes any prior agreements, understandings, and communications between the parties, whether oral, written, implied or otherwise.

12.12    Assistance of Counsel. Employee expressly acknowledges that he was advised he has the right to be represented by counsel of his own choosing in connection with the negotiation and drafting of the terms of this Agreement.

12.13    Attorneys' Fees. Company shall reimburse Employee for reasonable attorneys' fees incurred by Employee for advice and negotiation in connection with the execution of this Agreement. Such reimbursement shall be grossed up for income taxes.

12.14    Further Assurances. Each party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.

12.15    Payment of Taxes. To the extent that any taxes become payable by Employee by virtue of any payments made or benefits conferred by Company, Company shall not be liable to pay or obligated to reimburse Employee for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to Employee shall be reduced by any required withholding for Federal, State and/or local taxes and other appropriate payroll deductions.
The parties execute this Executive Employment Agreement as of the date stated above:

EMPLOYEE By: ______________________ Steven J. Borick President and CEO	SUPERIOR INDUSTRIES INTERNATIONAL, INC. By: ______________________ Michael J. O'Rourke E.V.P., Sales, Marketing and Operations

NOTICE ADDRESS
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, CA 91406

EXHIBIT A
RELEASE AGREEMENT LANGUAGE
In consideration for this severance compensation, Employee, upon accepting such severance payment, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly releases and forever discharges Company and its successors and assigns, and all of its respective agents, Directors, officers, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint venturers, and each of them, from any and all claims based upon acts or events that occurred on or before the date on which Employee accepts the severance compensation, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 623, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the California Fair Employment and Housing Act, California Government Code §§ 12940, et seq., California Labor Code, breach of contract, and any other statutory or common law claim.
Employee acknowledges that he is familiar with section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee expressly acknowledges and agrees that he is releasing all known and unknown claims, and that he is waiving all rights he has or may have under Civil Code section 1542 or under any other statute or common law principle of similar effect. Employee acknowledges that the benefits he is receiving in exchange for this Release are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Release. Employee further acknowledges that he has read this Release, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.